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                                                                   EXHIBIT 10.45



Dr. Ellen Brady                                            August 5, 2002

Dear Ellen,

        On behalf of Esperion Therapeutics, Inc. (the "Company"), I am pleased to offer you a position with the Company. The following is an outline of the terms of this offer:

     1. The position offered is that of Senior Director of Clinical reporting on an interim basis to me. Upon hiring of a Sr. Vice President of Clinical and Regulatory, you will report to that individual.

     2. You shall be paid an initial monthly salary of $13,750 plus a bonus of up to 20% of base salary. The right to receive a bonus for the first year of employment or portion thereof for which the Company pays bonuses is dependent on continued employment during that period. The magnitude of the bonus, if any, will be determined, based upon achievement of a series of mutually agreed upon performance objectives/milestones.
        A proposed series of objectives/milestones will be developed between you and your supervisor.

     3. A benefits package will be provided to you, which are equivalent to that offered to other similarly situated employees with the Company.

     4. Esperion will provide you with a starting bonus of $50,000. In the event that your employment at Esperion is terminated by you within 12 months from the time of your full-time starting date, you will be required to immediately repay the starting bonus. In the event that your employment at Esperion is terminated by you after 12 months but before 24 months from the time of your full-time starting date, you will be required to repay 50% of the starting bonus. This repayment provision will not apply if the reason for termination is other than resignation or cause.

     5. Subject to meeting eligibility requirements, we intend to grant to you an option to purchase up to 50,000 shares of the Company's common stock under one of the Company's equity compensation plans, subject to the approval of our Board of Directors. The option grant will become effective on the date of such approval, and will have an exercise price that will be equal to or greater than the fair market value of a share of our stock on the date of such approval, as determined by the Board of Directors. The terms and conditions of the option, along with the period during which the option will become exercisable, will be set forth in a Stock Option Agreement that you will be required to execute.

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     6. You will be required to execute the Company's standard forms of
        Non-Competition, as well as Confidentiality and Assignment Agreement.

     7. This employment relationship is one of employment at will. Either Esperion Therapeutics or you may terminate this employment agreement, with or without notice, and with or without cause at any time.

     8. If your employment is terminated by the Company for reasons other than cause, you will be provided a severance package of 6 months salary; with continuation of benefits during this period and 25% of your unvested options will automatically vest. Cause shall mean that the employee has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, or has engaged in such other behavior detrimental to the interests of the Company. If you terminate your employment with the Company voluntarily or if your employment is terminated by the company for cause, you will forfeit the severance package, as well as any of your unvested stock options.


     If the terms of this offer are acceptable to you, please so indicate by executing in the space provided below and fax to 734-222-1860, as well as mail (an original copy) to the Company. Please respond to this offer within two weeks from the date hereof. After this date (i.e. August 19, 2002) this offer may be withdrawn at the discretion of the Company. If you have any questions, please contact Susan Landauer, Human Resource Manager at 734-222-1826.

     Welcome to Esperion Therapeutics! We look forward to working with you to bring new medicines to a world of unmet medical needs.

                                             Sincerely,
                                             /s/ Tim Mayleben
                                             ----------------
                                             Tim Mayleben
                                             Chief Operating Officer & CFO


AGREED AND ACCEPTED:

/s/ Ellen Brady                        August 12, 2002
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Name                                             Date